Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2025, except Note 1 which is dated January 5, 2026, with respect to the consolidated financial statements of ColdQuanta, Inc. dba Infleqtion, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Denver, Colorado
January 22, 2026